Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2019 third QUARTER RESULTS

Aliso Viejo, California, October 31, 2019. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2019 third quarter.

Third Quarter 2019 Financial Results

•	$39.7 million of cash flow from operations and $48.0 million of debt reduction during the quarter
•	Debt-to-capital ratio of 58.2% and a net debt-to-capital ratio of 54.9%*, a 280 basis point sequential improvement from the second quarter
•	Total revenues of $165.6 million, including $24.6 million of land sales revenue
•	Home sales revenue of $118.8 million vs. $119.9 million for the 2018 third quarter
•	SG&A ratio of 11.1%, a 170 basis point improvement as compared to the 2018 third quarter
•	Pretax loss of $4.8 million, including a $1.5 million loss on land sales and $3.6 million of inventory impairment charges, vs. pretax income of $3.4 million for the 2018 third quarter
•	Net loss of $4.6 million, or ($0.23) per diluted share, compared to net income of $2.5 million, or $0.12 per diluted share, for the 2018 third quarter
•	Adjusted net income of $0.2 million*, or $0.01 per diluted share*, excluding impairment charges and loss on land sales

“During the third quarter, we continued to make progress in our efforts to generate cash flow, deleverage our balance sheet and improve our SG&A efficiency,” said Larry Webb, Executive Chairman of The New Home Company.  “Cash flow from operations during the quarter totaled $39.7 million and contributed to a $48.0 million repayment of debt, resulting in a net debt-to-capital ratio of 54.9%*, a 280 basis point improvement from the second quarter of 2019.  Additionally, our SG&A ratio decreased 170 basis points from the prior year quarter thanks to lower selling and marketing expenses and a more streamlined cost structure.”

Mr. Webb continued, “We expect to make further improvements to our liquidity and debt leverage ratios in the fourth quarter, thanks in part to a $16.6 million land transaction that closed earlier this week.  In addition, we anticipate our homebuilding gross margins will start to improve on a sequential basis.  With our leverage ratios trending lower and our gross margins trending higher, we feel we are in a position to enter 2020 with momentum.”

Leonard Miller, President and Chief Executive Officer said “Home sales revenue for the 2019 third quarter of $118.8 million was essentially flat with the 2018 third quarter.  However, for the 2019 year-to-date period, home sales revenue and home deliveries were up 13% and 20%, respectively, over the comparable 2018 period.  The Company’s 2019 third quarter monthly sales absorption rate was 2.0, driven primarily by our more affordable communities which had a monthly sales absorption rate of 3.3 during the third quarter.  We continue to see the benefits of transitioning to lower price points, and this more affordable product represents the majority of the lots in our pipeline for upcoming community openings.”

Third Quarter 2019 Operating Results

Total revenues for the 2019 third quarter were $165.6 million as compared to $159.1 million in the prior year period. During the quarter, the Company realized a $4.8 million pretax loss as compared to pretax income of $3.4 million in the prior year period.  The 2019 third quarter included $3.6 million of inventory impairments, $1.9 million of which related to a future land sale, and a $1.5 million loss on land sales that closed during the third quarter.  Net loss attributable to the Company for the 2019 third quarter was $4.6 million, or ($0.23) per diluted share, compared to net income of $2.5 million, or $0.12 per diluted share, in the prior year period. Adjusted net income for the 2019 third quarter, after excluding $3.6 million in pretax inventory impairment charges and a $1.5 million pretax loss on land sales, was $0.2 million*, or $0.01* per diluted share.

Wholly Owned Projects

Home sales revenue for the 2019 third quarter was fairly flat with the prior year at $118.8 million compared to $119.9 million in the year ago period. The slight decrease in home sales revenues was driven by 5% fewer deliveries, partially offset by a 4% increase in average selling price to $958,000 from $922,000 a year ago.  The higher year-over-year average selling price was impacted by mix, particularly with the addition Arizona deliveries in 2019 where the average selling price exceeded $1 million for the third quarter.

Gross margin from home sales for the 2019 third quarter, which included $1.7 million in inventory impairment charges, was 9.5% as compared to 14.8% for the prior year period.  The housing inventory impairment related to one community in Southern California that required more incentives than originally anticipated.  Excluding home sales impairments, our home sales gross margin was 11.0%* for the 2019 third quarter as compared to 14.8% in the prior year period.  The 380 basis point decline was primarily due to higher incentives and interest costs, and a product mix shift.  Adjusted homebuilding gross margin, which excludes home sales impairment charges and interest in cost of home sales, was 16.2%* for the 2019 third quarter versus 18.4%* in the prior year period.

The Company's SG&A expense ratio as a percentage of home sales revenue for the 2019 third quarter was 11.1% as compared to 12.8% in the prior year period. The 170 basis point improvement in the SG&A rate was driven by reduced personnel expenses, more efficient marketing and advertising spend, and lower co-broker commissions as compared to prior year.  These decreases were partially offset by a reduction in the amount of G&A expenses allocated to fee building cost of sales due to lower fee building activity and joint venture management fees.

Net new home orders for the 2019 third quarter decreased 6% due to a slower monthly sales absorption rate, slightly offset by an increase in average selling communities. The monthly sales absorption rate for the Company was 2.0 for the 2019 third quarter compared to 2.2 for the prior year period. On a combined basis, our California absorption rate was flat as compared to the prior year, while our Arizona division was down largely due to a lack of inventory at our nearly sold-out Belmont community in Gilbert.  We ended the 2019 third quarter with 22 active communities, up from 20 at the end of the 2018 third quarter.

The dollar value of the Company's wholly owned backlog at the end of the 2019 third quarter was $185.8 million and totaled 207 homes compared to $310.8 million and 309 homes for the prior year period. The decrease in backlog units and dollar value was driven primarily by a lower beginning backlog coupled with a higher backlog conversion rate for the 2019 third quarter.  Our backlog conversion rate was 60% for the 2019 third quarter as compared to 42% in the year ago period.  The increase in the 2019 conversion rate resulted from the Company's move to more affordably priced product, which generally has quicker build cycles, as well as the Company's success in selling and delivering a higher number of spec homes.  The decline in backlog dollar value was also impacted, to a lesser extent, by an 11% decrease in average selling price as the Company continues its transition to more affordable product.

Land Sales

During the 2019 third quarter, the Company sold two land parcels in Northern California.  The land sales generated $24.6 million in revenue for the 2019 third quarter compared to no land sale revenue for the 2018 third quarter.  In connection with these land sales, the Company recorded a $1.5 million loss.  In addition, the Company sold a third parcel of land in Northern California in October of 2019 for which we recorded a $1.9 million impairment charge in the 2019 third quarter.   Proceeds from this third land sale totaled $16.6 million.

Fee Building Projects

Fee building revenue for the 2019 third quarter was $22.3 million, compared to $39.2 million in the prior year period. The decrease in fee revenues was largely due to less construction activity in Irvine, California. Additionally, management fees from joint ventures and construction management fees from third parties, which are included in fee building revenue, decreased to $1.0 million for the 2019 third quarter as compared to $1.7 million for the 2018 third quarter. The lower fee building revenue and decrease in management fees, offset partially by a reduction in allocated G&A expenses, resulted in a fee building gross margin of $0.6 million for the 2019 third quarter versus $1.1 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture loss for the 2019 third quarter was $63,000 as compared to $34,000 in income for the prior year period.  At the end of 2019 and 2018 third quarters, our joint ventures had four and seven actively selling communities, respectively.

Balance Sheet and Liquidity

As of September 30, 2019, the Company had real estate inventories totaling $506.3 million and owned or controlled 2,928 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,449 lots, or 49% were controlled through option contracts. The Company generated $39.7 million in operating cash flows during the 2019 third quarter and ended the quarter with $40.9 million in cash and cash equivalents and $327.4 million in debt, of which $18.0 million was outstanding under its $130 million revolving credit facility. At September 30, 2019, the Company had a debt-to-capital ratio of 58.2% and a net debt-to-capital ratio of 54.9%*.

Guidance

The Company's current estimate for the 2019 fourth quarter is as follows:

•	Home sales revenue of $140 - $160 million
•	Fee building revenue of $20 - $30 million
•	Home sales gross margin of 12.0% - 12.3%

The Company's current estimate for full year guidance for 2019 is as follows:

•	Home sales revenue of $500 - $520 million
•	Fee building revenue of $85 - $95 million
•	Home sales gross margin of 11.5% - 11.7%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 12:00 p.m. Eastern Time on Thursday, October 31, 2019 to review third quarter results, discuss recent events and results, and discuss the Company's quarterly and certain full year guidance for 2019 and 2020. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through November 30, 2019 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13695063.

* Adjusted net income, adjusted EPS, net debt-to-capital ratio, home sales gross margin excluding impairment charges (homebuilding gross margin before impairments) and adjusted homebuilding gross margin (or homebuilding gross margin excluding impairments and interest in cost of home sales) are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$118,781	$119,874	$358,431	$316,771
Land sales	24,573	—	24,573	—
Fee building, including management fees	22,262	39,240	64,209	121,129
	165,616	159,114	447,213	437,900
Cost of Sales:
Home sales	105,763	102,124	315,857	274,496
Home sales impairment	1,700	—	1,700	—
Land sales	26,078	—	26,078	—
Land sales impairment	1,900	—	1,900	—
Fee building	21,615	38,124	62,653	117,861
	157,056	140,248	408,188	392,357
Gross Margin:
Home sales	11,318	17,750	40,874	42,275
Land sales	(3,405)	—	(3,405)	—
Fee building	647	1,116	1,556	3,268
	8,560	18,866	39,025	45,543

Selling and marketing expenses	(7,828)	(9,206)	(26,190)	(25,311)
General and administrative expenses	(5,361)	(6,184)	(18,593)	(18,182)
Equity in net income (loss) of unconsolidated joint ventures	(63)	34	306	249
Gain on early extinguishment of debt	—	—	969	—
Other income (expense), net	(86)	(110)	(381)	(228)
Pretax income (loss)	(4,778)	3,400	(4,864)	2,071
(Provision) benefit for income taxes	172	(944)	(138)	(151)
Net income (loss)	(4,606)	2,456	(5,002)	1,920
Net (income) loss attributable to non-controlling interest	(18)	3	(37)	14
Net income (loss) attributable to The New Home Company Inc.	$(4,624)	$2,459	$(5,039)	$1,934

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(0.23)	$0.12	$(0.25)	$0.09
Diluted	$(0.23)	$0.12	$(0.25)	$0.09
Weighted average shares outstanding:
Basic	20,096,969	20,693,473	20,051,751	20,859,402
Diluted	20,096,969	20,762,441	20,051,751	20,970,050

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$40,892	$42,273
Restricted cash	119	269
Contracts and accounts receivable	12,551	18,265
Due from affiliates	390	1,218
Real estate inventories	506,298	566,290
Investment in and advances to unconsolidated joint ventures	32,566	34,330
Other assets	31,071	33,452
Total assets	$623,887	$696,097

Liabilities and equity
Accounts payable	$23,559	$39,391
Accrued expenses and other liabilities	37,748	29,028
Unsecured revolving credit facility	18,000	67,500
Senior notes, net	309,421	320,148
Total liabilities	388,728	456,067
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,096,969 and 20,058,904, shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	201	201
Additional paid-in capital	193,263	193,132
Retained earnings	41,582	46,621
Total stockholders' equity	235,046	239,954
Non-controlling interest in subsidiary	113	76
Total equity	235,159	240,030
Total liabilities and equity	$623,887	$696,097

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
	(Dollars in thousands)
Operating activities:
Net income (loss)	$(5,002)	$1,920
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred taxes	—	(1,481)
Amortization of stock-based compensation	1,661	2,326
Distributions of earnings from unconsolidated joint ventures	319	715
Inventory impairments	3,600	—
Abandoned project costs	29	81
Equity in net income of unconsolidated joint ventures	(306)	(249)
Deferred profit from unconsolidated joint ventures	—	136
Depreciation and amortization	7,008	4,497
Gain on early extinguishment of debt	(969)	—
Net changes in operating assets and liabilities:
Contracts and accounts receivable	5,714	2,367
Due from affiliates	790	(247)
Real estate inventories	62,953	(138,632)
Other assets	(2,390)	(8,324)
Accounts payable	(15,832)	14,959
Accrued expenses and other liabilities	1,016	(14,036)
Net cash provided by (used in) operating activities	58,591	(135,968)
Investing activities:
Purchases of property and equipment	(26)	(215)
Contributions and advances to unconsolidated joint ventures	(5,083)	(12,670)
Distributions of capital and repayment of advances from unconsolidated joint ventures	6,873	14,316
Interest collected on advances to unconsolidated joint ventures	—	178
Net cash provided by investing activities	1,764	1,609
Financing activities:
Borrowings from credit facility	40,000	115,000
Repayments of credit facility	(89,500)	(53,000)
Repurchases of senior notes	(10,856)	—
Repurchases of common stock	(1,042)	(5,764)
Tax withholding paid on behalf of employees for stock awards	(488)	(982)
Net cash (used in) provided by financing activities	(61,886)	55,254
Net decrease in cash, cash equivalents and restricted cash	(1,531)	(79,105)
Cash, cash equivalents and restricted cash – beginning of period	42,542	123,970
Cash, cash equivalents and restricted cash – end of period	$41,011	$44,865

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended September 30,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	66	$63,533	$963	75	$72,232	$963	(12)%	(12)%	—%
Northern California	45	40,146	892	55	47,642	866	(18)%	(16)%	3%
Arizona	13	15,102	1,162	—	—	NA	NA	NA	NA
Total	124	$118,781	$958	130	$119,874	$922	(5)%	(1)%	4%

	Nine Months Ended September 30,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	218	$223,660	$1,026	180	$204,090	$1,134	21%	10%	(10)%
Northern California	126	96,181	763	131	112,681	860	(4)%	(15)%	(11)%
Arizona	30	38,590	1,286	—	—	NA	NA	NA	NA
Total	374	$358,431	$958	311	$316,771	$1,019	20%	13%	(6)%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net New Home Orders:
Southern California	68	75	(9)%	216	248	(13)%
Northern California	52	42	24%	150	189	(21)%
Arizona	4	15	(73)%	24	30	(20)%
	124	132	(6)%	390	467	(16)%

Selling Communities at End of Period:
Southern California				11	13	(15)%
Northern California				9	5	80%
Arizona				2	2	—%
				22	20	10%

Average Selling Communities:
Southern California	11	12	(8)%	12	11	9%
Northern California	8	6	33%	8	7	14%
Arizona	2	2	—%	2	1	100%
	21	20	5%	22	19	16%

Monthly Sales Absorption Rate per Community (1):
Southern California	2.1	2.0	5%	2.0	2.5	(20)%
Northern California	2.3	2.3	—%	2.2	3.2	(31)%
Arizona	0.7	2.5	(72)%	1.3	2.3	(43)%
Total	2.0	2.2	(9)%	2.0	2.7	(26)%

(1) Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of September 30,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	88	$91,538	$1,040	139	$155,054	$1,115	(37)%	(41)%	(7)%
Northern California	92	64,889	705	140	123,912	885	(34)%	(48)%	(20)%
Arizona	27	29,351	1,087	30	31,856	1,062	(10)%	(8)%	2%
Total	207	$185,778	$897	309	$310,822	$1,006	(33)%	(40)%	(11)%

Lots Owned and Controlled:	As of September 30,
	2019	2018	% Change
Lots Owned
Southern California	537	545	(1)%
Northern California	661	699	(5)%
Arizona	281	299	(6)%
Total	1,479	1,543	(4)%
Lots Controlled (1)
Southern California	482	292	65%
Northern California	490	579	(15)%
Arizona	477	489	(2)%
Total	1,449	1,360	7%
Lots Owned and Controlled - Wholly Owned	2,928	2,903	1%
Fee Building Lots (2)	1,173	959	22%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2) Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest incurred	$6,978	$7,270	$22,345	$20,598
Adjusted EBITDA(1)	$9,511	$10,206	$27,536	$20,333
Adjusted EBITDA margin percentage (1)	5.7%	6.4%	6.2%	4.6%

	LTM(2) Ended September 30,
	2019	2018

Interest incurred	$30,124	$27,359
Adjusted EBITDA(1)	$47,101	$48,970
Adjusted EBITDA margin percentage (1)	7.0%	6.4%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.6x	1.8x

	September 30,	December 31,
	2019	2018
Ratio of debt-to-capital	58.2%	61.8%
Ratio of net debt-to-capital(1)	54.9%	59.0%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	7.0x	9.7x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	6.1x	8.6x
Ratio of cash and inventory to debt	1.7x	1.6x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$22,155	$24,903	(11)%	$110,849	$86,081	29%
Land sales revenue	13,654	30,564	(55)%	26,325	35,278	(25)%
Total revenues	$35,809	$55,467	(35)%	$137,174	$121,359	13%

Net income (loss)	$(262)	$(169)	(55)%	$2,041	$349	485%

Operating Data - Unconsolidated Joint Ventures:
New home orders	23	41	(44)%	87	119	(27)%
New homes delivered	26	24	8%	116	92	26%
Average selling price of homes delivered	$852	$1,038	(18)%	$956	$936	2%

Selling communities at end of period				4	7	(43)%
Backlog homes (dollar value)				$44,351	$93,278	(52)%
Backlog (homes)				47	107	(56)%
Average sales price of backlog				$944	$872	8%

Homebuilding lots owned and controlled				95	249	(62)%
Land development lots owned and controlled				1,846	1,913	(4)%
Total lots owned and controlled				1,941	2,162	(10)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net income (loss) attributable to the Company to the non-GAAP measure of adjusted net income (loss) attributable to the Company (net income (loss) before inventory impairments and loss on land sales) and earnings (loss) per share and earnings (loss) per diluted share attributable to the Company to the non-GAAP measures of adjusted earnings (loss) per share and adjusted diluted earnings (loss) per share attributable to the Company (earnings (loss) per share before inventory impairments and loss on land sales). We believe removing the impact of impairments and loss on land sales is relevant to provide investors with an understanding of the impact these noncash items had on earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollars in thousands, except per share amounts)
Net income (loss) attributable to The New Home Company Inc.	$(4,624)	$2,459	$(5,039)	$1,934
Inventory impairments and loss on land sales, net of tax	4,866	—	4,835	—
Adjusted net income (loss) attributable to The New Home Company Inc.	$242	$2,459	$(204)	$1,934

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(0.23)	$0.12	$(0.25)	$0.09
Diluted	$(0.23)	$0.12	$(0.25)	$0.09

Adjusted earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$0.01	$0.12	$(0.01)	$0.09
Diluted	$0.01	$0.12	$(0.01)	$0.09

Weighted average shares outstanding for adjusted earnings (loss) per share:
Basic	20,096,969	20,693,473	20,051,751	20,859,402
Diluted	20,110,395	20,762,441	20,051,751	20,970,050

Inventory impairments	$3,600	$—	$3,600	$—
Loss on land sales	1,505	—	1,505	—
Less: Related tax benefit	(239)	—	(270)	—
Inventory impairments and loss on land sales, net of tax	$4,866	$—	$4,835	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin before impairments, and adjusted homebuilding gross margin (or homebuilding gross margin excluding home sales impairment charges and interest in cost of home sales). We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	%	2018	%	2019	%	2018	%
	(Dollars in thousands)
Home sales revenue	$118,781	100.0%	$119,874	100.0%	$358,431	100.0%	$316,771	100.0%
Cost of home sales	107,463	90.5%	102,124	85.2%	317,557	88.6%	274,496	86.7%
Homebuilding gross margin	11,318	9.5%	17,750	14.8%	40,874	11.4%	42,275	13.3%
Add: Home sales impairment	1,700	1.5%	—	—%	1,700	0.5%	—	—%
Homebuilding gross margin before impairments	13,018	11.0%	17,750	14.8%	42,574	11.9%	42,275	13.3%
Add: Interest in cost of home sales	6,167	5.2%	4,296	3.6%	17,320	4.8%	10,810	3.5%
Adjusted homebuilding gross margin	$19,185	16.2%	$22,046	18.4%	$59,894	16.7%	$53,085	16.8%

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2019	2018
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$327,421	$387,648
Equity, exclusive of non-controlling interest	235,046	239,954
Total capital	$562,467	$627,602
Ratio of debt-to-capital(1)	58.2%	61.8%

Total debt, net of unamortized discount, premium and debt issuance costs	$327,421	$387,648
Less: Cash, cash equivalents and restricted cash	41,011	42,542
Net debt	286,410	345,106
Equity, exclusive of non-controlling interest	235,046	239,954
Total capital	$521,456	$585,060
Ratio of net debt-to-capital(2)	54.9%	59.0%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity, exclusive of non-controlling interest).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales and equity in net income (loss) of unconsolidated joint ventures, (d) severance charges (e) noncash impairment charges and abandoned project costs, (f) gain on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		Nine Months Ended		LTM(1) Ended
	September 30,		September 30,		September 30,
	2019	2018	2019	2018	2019	2018
	(Dollars in thousands)
Net income (loss)	$(4,606)	$2,456	$(5,002)	$1,920	$(21,152)	$12,390
Add:
Interest amortized to cost of sales and equity in net income (loss) of unconsolidated joint ventures	8,038	4,329	19,270	10,892	28,286	16,230
Provision (benefit) for income taxes	(172)	944	138	151	(6,088)	11,373
Depreciation and amortization	1,966	1,851	7,008	4,497	9,142	4,602
Amortization of stock-based compensation	572	622	1,661	2,326	2,425	3,043
Cash distributions of income from unconsolidated joint ventures	40	—	319	715	319	715
Severance charges	—	—	1,788	—	1,788	—
Noncash inventory impairments and abandonments	3,610	38	3,629	81	13,754	1,126
Less:
Gain on early extinguishment of debt	—	—	(969)	—	(969)	—
Equity in net (income) loss of unconsolidated joint ventures	63	(34)	(306)	(249)	19,596	(509)
Adjusted EBITDA	$9,511	$10,206	$27,536	$20,333	$47,101	$48,970
Total Revenue	$165,616	$159,114	$447,213	$437,900	$676,879	$762,002
Adjusted EBITDA margin percentage	5.7%	6.4%	6.2%	4.6%	7.0%	6.4%
Interest incurred	$6,978	$7,270	$22,345	$20,598	$30,124	$27,359
Ratio of Adjusted EBITDA to total interest incurred	1.4x	1.4x	1.2x	1.0x	1.6x	1.8x
Total debt at period end					$327,421	$381,775
Ratio of debt to Adjusted EBITDA					7.0x	7.8x
Total net debt at period end					$286,410	$336,910
Ratio of net debt to Adjusted EBITDA					6.1x	6.9x
Total cash and inventory					$547,190	$606,385
Ratio of cash and inventory to debt					1.7x	1.6x

(1) "LTM" indicates amounts for the trailing 12 months.